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                                                              Exhibit 99.(d)(18)

[ING FUNDS LETTERHEAD]

November 1, 2004


James M. Hennessy
President
ING Partners, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Re:  ING Partners, Inc. (the "Fund")

Dear Mr. Hennessy:

     By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, ING Funds Services, LLC ("ING Funds Services"), the Fund's Administrator, agrees that in order to increase the competitiveness of the established expense ratios of the ING Strategic Income Portfolio of the Fund, ING Funds Services shall, from November 1, 2004 through April 30, 2006, waive all or a portion of its administrative services fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the ING Strategic Income Portfolio shall not exceed 0.75% and 1.00% for the Service and Adviser class shares respectively of the Portfolio's average daily net assets.

     ING Funds Services acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future.

                                                  ING Funds Services, LLC


                                                  By: __________________________
                                                        Michael J. Roland
                                                        Executive Vice President
Your signature below acknowledges
acceptance of this Agreement:


By: ____________________________________
      James M. Hennessy
      President
      ING Partners, Inc.